Exhibit 107

Calculation Of Filing Fee Tables

Form S-4

(Form Type)

UMB FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(f)(1)	25,025,000(1)	N/A	$1,926,470,000(3)	0.00014760	$284,346.98

	Equity	7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share	Rule 457(c) and Rule 457(f)(2)	11,500(2)	N/A	$115,000,000(4)	0.00014760	$16,974.00

	Equity	Depositary Shares, each representing a 1/400th interest in a share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A	—	—(5)	N/A	—(5)	—(5)	—(5)

Fees Previously Paid	—	—	—	—	—	—	—	$0.00

	Total Offering Amounts					$2,041,470,000		$301,320.98

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$301,320.98

(1)

Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of UMB Financial Corporation (“UMB” and such shares, the “UMB common stock”) to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 28, 2024, by and among Heartland Financial USA, Inc. (“HTLF”), UMB and Blue Sky Merger Sub, Inc. (as may be amended, the “merger agreement” and such transactions contemplated thereby, the “mergers”) and is based upon the product of (x) the maximum number of shares of common stock, par value $1.00 per share, of HTLF (“HTLF common stock”) outstanding as of June 11, 2024 or issuable or that may be assumed or exchanged (including in respect of equity based awards) in connection with the mergers, collectively equal to 45,500,000, multiplied by (y) the exchange ratio of 0.5500 shares of UMB common stock for each share of HTLF common stock.

(2)

Represents the estimated maximum number of shares of newly created 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of UMB (“new UMB preferred stock”), to be issued upon the completion of the transactions contemplated by the merger agreement for each of the 11,500 shares of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share, of HTLF (the “HTLF preferred stock”), outstanding as of June 11, 2024.

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated pursuant to Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is equal to the product of (x) $42.34, the average of the high and low prices of HTLF common stock, as reported on the Nasdaq Global Select Market on June 11, 2024, and (y) 45,500,000, the estimated maximum number of shares of HTLF common stock that may be converted into the securities being registered.

(4)

Estimated solely for the purpose of calculating the registration fee required pursuant to Rule 457(f)(2) under the Securities Act. The aggregate offering price is (x) $10,000, the book value per share of HTLF preferred stock as of June 11, 2024 multiplied by (y) 11,500, the maximum number of shares of HTLF preferred stock to be converted in the mergers.

(5)	No separate registration fee is payable in respect of the depositary shares each representing a 1/400th interest in a share of new UMB preferred stock.